THOMPSON COBURN LLP
                                One US Bank Plaza
                               St. Louis, MO 63101
                                 (314) 552-6000



April 28, 2005




Re:         Unified Series Trust, File Nos. 811-21237 and 333-100654
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Dear Sir or Madam:

     Unified Series Trust, an Ohio business trust (the "Trust"), is an open-end management investment company registered under the Investment Company Act of 1940, as amended, and the Securities Act of 1933, as amended ("Securities Act"). We understand that the Trust is about to file post-effective amendment number 34 to its registration statement pursuant to Rule 485(b)(7) under the Securities Act on behalf of the following series: ACM Convertible Securities Fund, Crawford Dividend Growth Fund and GJMB Growth Fund.

     We have, as legal counsel, reviewed the above-referenced post-effective amendment, and, pursuant to paragraph (b)(4) under Rule 485 of the Securities Act, represent that this post-effective amendment does not contain disclosures which would render it ineligible to become effective pursuant to paragraph (b) of Rule 485.

     We hereby consent to this opinion accompanying the post-effective amendment number 34 to the Trust's registration statement which the Fund herein files with the Securities and Exchange Commission.


                                                        Very truly yours,


                                                        /s/ Thompson Coburn LLP
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